Exhibit 99.2
NEWS RELEASE

CONTACTS:
Media Mike McGrew: 773-251-4934 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Announces Full Redemption
of 6.000% Senior Notes Due 2022

VICTOR, N.Y., Jan. 29, 2018 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has given notice for full redemption prior to maturity of all of its outstanding 6.000% Senior Notes due 2022 (CUSIP Number:  21036PAH1) (the “notes”) to be effected on February 28, 2018 (the “redemption date”). As of January 29, 2018, there were $600.0 million in aggregate principal amount of the notes outstanding.
The redemption price for the notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indenture relating to the notes, and will include a make-whole premium of approximately $74.4 million which will be recorded as loss on extinguishment of debt for the fourth quarter of fiscal 2018. This expense is expected to reduce fiscal 2018 reported basis diluted earnings per share by approximately $0.26 and will be excluded from comparable basis diluted earnings per share.
About Constellation Brands
Constellation Brands is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the third-largest producer and marketer of beer for the U.S. market and the world’s leading premium wine company with a leading market position in the U.S. Constellation’s wine portfolio is complemented by select premium spirits brands. Constellation’s brand portfolio includes Corona Extra, Corona Light, Modelo Especial, Modelo Negra, Pacifico, Ballast Point, Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino, The Prisoner, SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.